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                                                                    EXHIBIT 99.1

[HYBRIDON LOGO]          NEWS RELEASE



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                           Hybridon, Inc.         Tel: 617.528.7000 Fax: 617.528.7001
                           620 Memorial Drive     www.hybridon.com
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FOR IMMEDIATE RELEASE      Cambridge, MA 02139

                                                  Contact: Douglas J. Jensen
                                                  Vice President, Administration and
                                                  Corporate Development
                                                  617.528.7523


                                                  Noonan Russo Communications, Inc.
                                                  212.695.4455
                                                  Stephanie Seiler, PhD. (Investor) ext. 212
                                                  Renee Solano (media) ext.227


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           HYBRIDON TO CONTINUE TRADING PENDING NASDAQ APPEAL PROCESS

Cambridge, Mass. - September 23, 1997 - Hybridon, Inc. (Nasdaq: HYBN) today announced that the Company is moving forward with the appeal process with The Nasdaq Stock Market Inc. ("NASDAQ"), in response to a notification of delisting which the Company announced last week. Hybridon received a letter from NASDAQ indicating that the Company was no longer in compliance with listing requirements and would be delisted. Hybridon has filed an appeal with NASDAQ, and the Company's stock will continue to trade on the Nasdaq National Market until the appeal is resolved.

"We are examining our options for addressing NASDAQ's concerns and moving forward with our appeal process," said E. Andrews Grinstead, Chief Executive Officer of Hybridon. "There are a number of possible approaches to resolving our non-compliance issues, in addition to complying with alternative listing requirements on the NASDAQ National Market which we are exploring. Hybridon stock will continue to trade during the appeal process."

Hybridon, headquartered in Cambridge, Massachusetts, is a leader in the discovery and development of novel genetic medicines for the treatment of important diseases, based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

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                    Leadership in Genetic Antisense Medicine